Exhibit 14(a)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 6, 2024, with respect to the consolidated financial statements of Blue Owl Technology Finance Corp. and subsidiaries, incorporated herein by reference, and our report dated November 22, 2024, with respect to the Senior Securities table under the caption “Senior Securities of OTF,” included herein, and to the reference to our firm under the heading “Experts” in the joint proxy statement/ prospectus.
/s/ KPMG LLP
New York, New York
November 22, 2024